Exhibit 19.1

EVOFEM BIOSCIENCES, INC.

INSIDER TRADING POLICY

1. Purpose of this Policy. The purchase or sale of securities while possessing material non-public information or the disclosure of inside information to others who may trade in such securities is sometimes referred to as “insider trading” and is prohibited by federal and state securities laws. As an essential part of your work, you may have access to material non-public information about Evofem Biosciences, Inc., its divisions and majority-owned or controlled subsidiaries (collectively, “Evofem”), including information about other companies with which Evofem does, or may do, business. Evofem has adopted this Insider Trading Policy (the “Policy”) to assist Evofem in preventing illegal insider trading and to avoid even the appearance of improper conduct on the part of any Evofem’s director, officer, employee or contractor. This Policy is designed to protect and further Evofem’s reputation for integrity and ethical conduct. However, the ultimate responsibility for complying with the securities laws, adhering to this Policy and avoiding improper transactions rest with you. It is imperative that you use your best judgment and that you ask questions where you are uncertain how to handle a particular situation.

2. Policy Statement. This memorandum sets forth the Policy of Evofem regarding the trading in Evofem’s securities as described below and the disclosure or use of information concerning Evofem. Employees, consultants, contractors, officers, members of the Board of Directors and entities (such as trusts, limited partnerships and corporations) over which such individuals have or share voting control (individually referred to as a “person” and collectively referred to as “persons”) are prohibited, while aware of material non-public information, directly, or indirectly through family members or other persons or entities, from engaging in transactions involving Evofem securities, except as otherwise provided for under this Policy.

3. Penalties for Insider Trading. The penalties for violating the insider trading laws include imprisonment, disgorgement of profits gained or losses avoided, and substantial civil and criminal fines. As of the effective date of this policy civil fines can reach up to three times the profit gained or loss avoided, and criminal fines can reach up to $5.0 million for individuals and $25.0 million for entities. Individuals and entities considered to be “control person” who knew or recklessly disregarded the fact that a “controlled person” was likely to engage in insider trading also may be civilly liable. As of the effective date of this policy the civil liability of “control persons” can be the greater of (i) $1.0 million or (iii) three times the amount of the profit gained or loss avoided. For this purpose, a “control person” is an entity or person who directly or indirectly controls another person, and could include Evofem, its directors and officers. Under some circumstances, individuals who trade on inside information may also be subjected to private civil lawsuits. Moreover, as the material non-public information of Evofem is the property of Evofem, trading on or tipping Evofem confidential information could result in serious employment sanctions, including dismissal.

You should be aware that the surveillance techniques of the stock markets and the Financial Industry Regulatory Authority (“FINRA”) are becoming more sophisticated all the time, and the chance that authorities will detect and prosecute even a small insider trading violation is a significant one.

4. Questions and Delivery of the Policy. To the extent you have any questions related to this Policy or the topics addressed hereby, please contact Evofem’s Chief Financial Officer.

This Policy will be delivered to all existing persons covered by the Policy upon its adoption by Evofem, and to all new directors, employees, officers and where appropriate, contractors and consultants, at the commencement of their employment or association with Evofem. Thereafter, the Policy shall be distributed annually or posted on Evofem’s internal website where it is accessible to all regular full-time employees. All persons covered under this Policy must certify their understanding of, and intent to comply with, this Policy. A copy of the certification that all persons covered by this Policy must sign is attached hereto as Exhibit A.

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5. This Policy Also Applies to Trading in Other Companies’ Securities. In addition, the restrictions imposed by this Policy extend to transactions involving securities of other public companies, such as customers or suppliers of Evofem and companies with which Evofem may be negotiating major transactions, such as an acquisition, joint venture, collaboration, investment or sale. Information that is not material to Evofem may nevertheless be material to the other company. Therefore, a person who is aware of material non-public information about another public company, whether or not the person obtained the information in the course of working for or providing services to Evofem, is subject to restrictions on trading in securities of that company or communicating that information to others.

6. Transactions Covered. “Trading” includes purchases and sales of securities such as stock, bonds, debentures, options, puts, calls and any other securities. Examples of the types of covered transactions include:

(a) Open Market Transactions. A person is prohibited from trading, while aware of material non-public information, in any securities in the open market.

(b) Stock Options. A person is prohibited, while aware of material non-public information, from selling in the open market (e.g., in a broker-assisted cashless exercise or any other market sale for the purpose of generating the cash needed to pay the exercise price or taxes or for any other purpose) any of the underlying shares of the stock option.

However, while aware of material non-public information about Evofem, a person may receive a stock option grant and grants of stock options may vest. In addition, a person may exercise a stock option while aware of material non-public information, but only if the person pays the exercise price and applicable taxes in cash or via a net exercise with Evofem (i.e., that does not involve a sale of shares in the market place) or if you deliver stock you hold in Evofem as payment for the exercise price, if such options allow for a net exercise.

(c) Restricted Stock and Restricted Share Units. A person is prohibited, while aware of material non-public information, from selling in the open market any of the underlying shares of restricted stock or restricted share units awarded to that person.

However, while aware of material non-public information about Evofem, a person may receive an award of restricted stock or restricted share units. In addition, awards of restricted stock or restricted share units may vest while a person is aware of material non-public information, and Evofem may withhold shares to cover taxes due upon vesting.

7. No Trading by Others on a Person’s Behalf. When a person is prohibited from trading in Evofem securities because he or she is aware of material non-public information, he or she may not have a third-party trade in securities on his or her behalf or disclose such information to any third party, other than on a need-to-know basis. Any trades made by a third party on behalf of a person will be attributed to that person. Thus, trades in Evofem shares held in street name in a person’s account or for his or her benefit at a brokerage firm are also prohibited if the person is otherwise prohibited from trading in Evofem securities. If a person invests in a “managed account” or arrangement (other than a Rule 10b5-1 plan discussed below), he or she should instruct the broker or advisor not to trade in Evofem securities on his or her behalf.

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8. No Tipping. When a person is prohibited from trading in Evofem securities because he or she is aware of material non-public information, he or she may not disclose material non-public information about Evofem to a third party unless the third party (i) owes a duty of confidence to Evofem (e.g., an attorney, auditor or investment banker retained by Evofem) or (ii) is subject to a confidentiality agreement in favor of Evofem in which the person has agreed or is obligated to keep the information confidential. If that third party trades in Evofem securities, the person who communicated the information (as well as the third party) may be held personally liable under federal (or state) law for violation of securities laws. This practice, known as “tipping,” violates the securities laws and also can result in the same civil and criminal penalties that apply to insider trading, whether or not the person personally derives any benefit from the third party’s actions. This prohibition includes giving trading advice without actually disclosing material non-public information, such as a general statement that, “I would sell now if I were you, but I can’t tell you why.” As with each of the prohibitions on trading while aware of material non-public information discussed in this Policy, the prohibition on tipping also applies to material non-public information regarding securities of other public companies. Regardless of whether a person covered by this Policy is aware of material non-public information, they are prohibited from posting messages about Evofem or its securities in Internet chat rooms, bulletin boards, blogs or other similar means of electronic distribution, whether under actual or fictitious names.

9. Persons Covered. The same restrictions on insider trading that apply to a person also apply to a person’s family members who reside with the person, anyone else who lives in his or her household, and any family members who do not live in his or her household but whose transactions in Evofem or other securities are directed by the person or are subject to his or her influence or control (such as parents or children who consult the person before they trade in Evofem or other securities). Every person is responsible to ensure that trading in any securities by any such third party complies with this Policy.

10. Definition of Material Non-public Information.

(a) Material Information. Information is material if there is a substantial likelihood that a reasonable investor would consider it important in making an investment decision (i.e., deciding whether to buy, hold or sell a security). Therefore, any information that could reasonably be expected to affect the price of the security is potentially material. Both positive and negative information can be material. Common examples of information that may be material are:

(i) Projections of future earnings or losses;

(ii) Earnings that are inconsistent with external guidance from Evofem or with market expectations;

(iii) News of a pending or proposed merger, acquisition or tender offer;

(iv) News of a significant sale of assets or the expansion or curtailment of operations (including a significant new contract or loss of business);

(v) Significant changes in dividend policies or the declaration of a stock split;

(vi) Significant changes in senior management or membership of the Board of Directors;

(vii) Significant new products or discoveries;

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(viii) Significant regulatory actions, including receipt or denial of a significant regulatory application for clearance or approval of products;

(ix) The gain or loss of, or a significant change to the terms of Evofem’s relationship with, a substantial customer or supplier;

(x) The commencement of, or significant development regarding, any significant litigation;

(xi) A decision by Evofem to borrow a significant amount of money;

(xii) A decision by Evofem to offer securities in a public or private offering or repurchase or redeem any Evofem securities currently owned by the public;

(xiii) A significant change in Evofem’s capital expenditure program; and

(xiv) Significant shifts in operating or financial circumstances.

The foregoing are merely examples and should not be treated as an all-inclusive list. There may be other developments not listed above that may be material as well.

The materiality of information is determined on a case-by-case basis in light of all the facts and circumstances. All securities transactions will be viewed after-the–fact with the benefit of hindsight. As a result, before engaging in any transaction, a person should carefully consider how regulators and others might view his or her transaction in hindsight.

(b) Non-public Information. “Non-public” information is information that Evofem, or another company if applicable has not released publicly, either by a press release or a filing with the U.S. Securities and Exchange Commission, or is not otherwise available publicly. As a general rule, information is not considered to be “public” until the end of the second-trading day after an announcement by Evofem is broadly disseminated. Therefore, a person who was aware of the material information prior to its public release should not engage in any open market transactions in Evofem’s securities until at least the opening of trading on the NASDAQ Stock Exchange (“NASDAQ”) or other applicable national stock exchange (collectively, “Applicable Exchange”), as applicable, on the third-trading day after such information is publicly released (i.e., the next trading day after two full trading days has elapsed since the release of such information), whether through a report filed with the SEC or through major news wire services, or recognized news services. For example, if an announcement is made on a Monday before trading on the Applicable Exchange opens (i.e., before 9:00 a.m. (EST)), a person who was aware of the information in the announcement prior to its public release would not be able to trade until the opening of trading on the Applicable Exchange on Wednesday. If an announcement is made after trading on the Applicable Exchange closes on a Monday, but before trading on the Applicable Exchange opens on Tuesday (i.e., before 9:30 a.m. (EST)), such person would not be able to trade until the opening of trading on the Applicable Exchange on Thursday.

11. Short-Term, Speculative, Hedging and Margin Transactions are Prohibited. All persons covered by this Policy, including, Directors, Section 16 officers, employees, consultants, contractors and related entities are strictly prohibited from engaging in short-term or speculative transactions involving Evofem securities, such as publicly traded options, short sales, puts and calls, and hedging transactions, the Chief Financial Officer or one of his or her designees provides prior written approval. This prohibition also applies to holding Evofem securities in a margin account and “short sales against the box,” which are sales of Evofem securities where a person does not deliver the shares he or she owns to settle the transaction but instead delivers other shares that his or her broker has borrowed from others. All persons subject to this Policy must obtain the specific prior written authorization of the Chief Financial Officer before engaging in short-term or speculative transactions involving Evofem securities.

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12. Material Non-Public Information Must Be Kept Confidential. Material non-public information about Evofem or its business partners is the property of Evofem, and unauthorized disclosure or use of that information is prohibited. That information should be maintained in strict confidence and should be discussed, even within Evofem, only with persons who have a “need to know.” You should exercise the utmost care and circumspection in dealing with information that may be material non-public information. Conversations in public places, such as hallways, elevators, restaurants and airplanes, involving information of a sensitive or confidential nature should be avoided. Written information should be appropriately safeguarded and should not be left where it may be seen by persons not entitled to the information. The unauthorized disclosure of information could result in serious consequences to Evofem, whether or not the disclosure is made for the purpose of facilitating improper trading in securities.

13. Participation in Electronic Bulletin Boards, Chat Rooms, Blogs or Websites Must Be Consistent with this Policy. Any written or verbal statement that would be prohibited under the law or under this policy is equally prohibited if made on electronic bulletin boards, chat rooms, blogs, websites or any other form of social media, including the disclosure of material non-public information about Evofem or material non-public information with respect to other companies that you come into possession of as an associate of Evofem.

14. Public Disclosures Made By Designated Persons Only. No individuals other than specifically authorized personnel should release material information to the public or respond to inquiries from the media, analysts, investors or any others outside of Evofem. You should not respond to these inquiries unless expressly authorized to do so, and should refer any inquiries to Evofem’s Chief Financial Officer, or Head of Investor Relations.

15. Post-Employment Transactions. If a person is aware of material non-public information about Evofem when his or her employment terminates, this Policy’s restrictions on trading and communicating material non-public information will continue to apply. Such a person may not trade in Evofem securities until that information has become public or is no longer material. In addition, since stock options generally expire 90 days after termination, the person should refer to the stock option section above for guidance regarding exercising stock options that may expire while he or she is aware of material non-public information. A person also may contact the Chief Financial Officer or his or her designee to further discuss their alternatives in this circumstance.

16. Blackout Period. Directors, Section 16 officers and certain other persons designated by the Chief Financial Officer (“Blackout Covered Individuals”) may not trade in securities in the open market during a no-trade period (“Blackout Period”). Each person designated by the Chief Financial Officer as a Blackout Covered Individual shall be notified of such designation, and Evofem shall maintain a list of all Blackout Covered Individuals. An exception to this prohibition may apply for transactions effected pursuant to a pre-approved Rule 10b5-1 plan as discussed below. The quarterly Blackout Period begins on the twentieth (20th) of the last month of every fiscal quarter and continues until the second-trading day after Evofem’s earnings for that quarter are publicly released. The Chief Financial Officer may impose additional Blackout Periods for all or some Blackout Covered Individuals and other employees when Evofem may be aware of material non-public information as the Chief Financial Officer deems necessary or appropriate. All Blackout Covered Individuals also are subject to all other restrictions in this Policy.

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In addition, the Sarbanes-Oxley Act of 2002 prohibits all trades of Evofem securities by Directors and Section 16 officers of Evofem during a “pension fund blackout period.” A pension fund blackout period exists whenever 50% or more of the participants in a Evofem benefit plan are unable to conduct transactions in their Evofem common stock accounts for more than three (3) consecutive business days. These blackout periods typically occur when there is a change in the benefit plan’s trustee, record keeper or investment manager. Individuals that are subject to these blackout periods will be contacted when these periods are instituted from time to time.

17. Pre-Clearance for Directors, Section 16 Officers and Section 16 Filings.

(a) Each Director and Section 16 officer must obtain pre-clearance from the Chief Financial Officer or one of his or her designees before engaging in the following transactions (including any transactions by their immediate family members) in Evofem securities: purchases; sales; transactions in his or her 401(k) plan or deferred compensation plan; transactions in an IRA or Roth IRA; and for Section 16 officers, any other transactions that are required to be reported under Section 16 of the Securities Exchange Act. Such Director and Section 16 Officer must obtain pre-clearance in the manner set forth in Paragraph 15 below.

(b) Each Director and Section 16 officer must file with the SEC a Form 3 within ten (10) days of becoming an insider to report his or her beneficial ownership of Evofem’s securities, including unvested options and restricted stock units. The Chief Financial Officer will prepare and manage the filing of the Form 3 for new Directors, if requested, and Section 16 officers.

(c) SEC Form 4 must be filed within two (2) business days of a reportable transaction by all Directors and Section 16 officers. Reportable transactions do not include gifts, inheritances and transfers to trusts which do not involve a transaction between the Director or Section 16 officer, as applicable, and Evofem. Directors and Section 16 officers may obtain the Form 4 from the Chief Financial Officer, and should have a signed power of attorney on file with the Chief Financial Officer prior to entering into any Section 16 transactions. The Chief Financial Officer will file the completed and signed Form 4 with the SEC electronically, unless instructed otherwise by the Director or Section 16 officer. Directors and Section 16 officers should notify the Chief Financial Officer if they wish to file the Form 4 themselves, to avoid duplicate filings. Evofem must disclose in its periodic reports filed with the SEC any transactions by Directors and Section 16 officers which were not timely reported.

18. Pre-Clearance for Directors, Section 16 Officers and Other Insiders.

(a) Insiders who are Directors, Section 16 Officers and other individuals designated by the Chief Financial Officer as “Covered Individual Requiring Pre-Clearance for Trades,” must obtain pre-clearance from the Chief Financial Officer or one of his or her designees before trading in Evofem securities.

(b) The Covered Individual Requiring Pre-Clearance for Trades must notify the Chief Financial Officer of the amount and nature of the proposed trade(s) using the Pre-Clearance Request form attached in substantially the form hereto as Exhibit B.

(c) If practicable, the Pre-Clearance Form should be submitted to the Chief Financial Officer at least two business days prior to the date of the intended trade date.

(d) The existence of this approval process does not obligate the Chief Financial Officer to approve any particular trade requested by a Covered Individual Requiring Pre-Clearance for Trades. From time to time, an event may occur that is material to Evofem and is known by only a few Directors or Executives. So long as the event remains material and non-public, the Chief Financial Officer may determine not to approve any transactions in Evofem’s securities. If a Covered Individual Requiring Pre-Clearance for Trades requests clearance to trade in Evofem’s securities during the pendency of such an event, the Chief Financial Officer may reject the trading request without disclosing the reason.

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(e) After receiving written clearance to engage in a trade by the Chief Financial Officer, a Covered Individual Requiring Pre-Clearance for Trades must complete the proposed trade within five (5) business days of the intended date disclosed on the Pre-Clearance Form or make a new trading request.

(f) Each person designated by the Chief Financial Officer as a Covered Individual Requiring Pre-Clearance for Trades shall be notified of such designation, and Evofem shall maintain a list of all Covered Individual Requiring Pre-Clearance for Trades

19. Rule 10b5-1 Plans. Under SEC Rule 10b5-1, a person may have an affirmative defense to insider trading liability for transactions in Evofem securities that are effected pursuant to a written contract or plan meeting certain requirements. In short, the rule presents an opportunity for a person to pre-arrange a sale or purchase of Evofem securities (including an option exercise), provided that, at the time the person establishes such a plan, he or she is not aware of material non-public information.

In order to satisfy Rule 10b5-1, a plan must:

(a) Be documented in writing to instruct another person who is not aware of material non-public information to execute the transactions;

(b) Be established in good faith and at a time when the person is not aware of material non-public information; and

(c) Specify objective criteria (date, price threshold, etc.) used to determine the timing and terms of the purchase or sale, and otherwise not be subject to any influence or discretion from the person establishing the plan.

In addition, Evofem requires pre-approval by the Chief Financial Officer or one of his or her designees of all Rule 10b5-1 plans relating to Evofem securities established by Directors, Section 16 officers and other Covered Individuals. Such Rule 10b5-1 plan must comply with the terms of the Evofem Biosciences, Inc. Rule 10b5-1 Trading Plan Policy.

20. Responsible party. Evofem’s Chief Financial Officer is responsible for administering this Policy.

21. Short-Swing Profits. Note that in addition to this Policy, under Section 16(b) of the Securities Exchange Act of 1934, any “short-swing profits” realized by a Section 16 Officer or a director of the Company (or by a beneficial owner of more than 10% of the Company’s securities) from a “matching” purchase and sale or “matching” sale and purchase of Company stock occurring within a six-month period is subject to disgorgement to the Company. Note that under Section 16(b), the highest sale price is matched with the lowest purchase price in determining the maximum recoverable profit, and purchases and sales that result in a loss are ignored— meaning that under these rules, you could be deemed to have a profit to be disgorged even though you actually lose money on your trades in the aggregate. There is an active group of lawyers that track purchases and sales by Section 16 Officers and Directors for violation of these rules.

Revised: March 2024

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Exhibit A

CERTIFICATION

I hereby certify that:

●	I have read and understand the Insider Trading Policy of Evofem Biosciences, Inc. (the “Company”).

●	I understand that the Company’s Chief Financial Officer is available to answer any questions that I have regarding this Insider Trading Policy, or in his/her absence I should contact the Company’s Head of Investor Relations.

●	I will continue to comply with the Insider Trading Policy for as long as I am a director, officer, employee, consultant or contractor of the Company.

●	I understand that insider trading is a crime, may subject me to serious financial penalties and termination of employment, and is strictly prohibited by the Insider Trading Policy.

Signature	Date

Printed Name (Please print legibly)

Title

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Exhibit B

PRE-CLEARANCE FORM

M E M O R A N D U M

To:	Ivy Zhang, Chief Financial Officer
From:
Date:	_____________, 20__
Subject:	Proposed Transaction in Company Securities by Directors, Section 16 Officers, and other “Insider” Employees, Consultants and Contractors

This memorandum is to advise you that the undersigned intends to execute a transaction in the Company’s securities on ____________, and does hereby request that the Company pre-clear the transaction as required by the Company’s Insider Trading Policy for directors, executive officers, senior management, and other “Insider” employees (the “Policy”).

The general nature of the transaction is as follows:

(    ) Purchase up to ___________ shares of Evofem common stock (excludes the exercise of stock options to hold shares)

(    ) Sell up to ____________ shares of Evofem common stock (includes the exercise of stock options with same day sales)

(    ) Other (please describe): ___________________________________________________

________________________________________________________________________

________________________________________________________________________

I have reviewed and considered the Policy and I represent that am NOT in possession of any material non-public information (as defined in the Policy) about the Company and will not enter into the transaction if I come into possession of material non-public information about the Company between the date hereof and the proposed transaction execution date. Accordingly, I intend to trade securities only during an open window as described in the Policy.

I have read and understand the Policy and certify that the above transaction will not violate the Policy. I understand that certain types of transactions are prohibited and agree not to participate in these types of trades.

I agree to advise the Company promptly if, as a result of future developments, any of the foregoing information becomes inaccurate or incomplete in any respect. If I do not effect the above transaction within three days of the date that the transaction has been approved by the Chief Financial Officer, I agree to resubmit a new pre-clearance request. I also agree to report any stock trades to the Chief Financial Officer.

Signature

Print Name

Date

Approved by the Chief Financial Officer of Evofem Biosciences, Inc.:

Name:

Title:

Date

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